Exhibit 99.1

Alnylam Pharmaceuticals Reports Fourth Quarter and 2008 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 24, 2009--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY):

– Established Human Proof of Concept with an RNAi Therapeutic, a First for the Industry –

– Advanced Pipeline with ALN-RSV and ALN-VSP Clinical Programs –

– Continued Scientific Leadership, Consolidation of Leading Intellectual Property, and Formed Four Major Alliances in Last 12 Months with $175 Million in Realized Funding –

– Ended 2008 with $513 Million in Cash and Earned $96 Million in Revenues, a Near Doubling of 2007 Revenues –

– Net Loss Narrowed in 2008 as Compared to 2007 Due to Strong Revenues –

Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the fourth quarter and year ended December 31, 2008, and company highlights.

“We are extremely pleased with the progress we made in 2008 and with the strong start so far in 2009. Alnylam continues to lead the industry in the advancement of RNAi therapeutics, and we do this by executing on the key value drivers of our business – scientific leadership, product pipeline, intellectual property, and business execution,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Of note, last year we established human proof of concept for an RNAi therapeutic with the results from our Phase II GEMINI study with ALN-RSV01, a first for the industry and a major ‘de-risking’ milestone for our platform. In addition, we have demonstrated significant progress with our clinical pipeline including the initiation of a new Phase II study of ALN-RSV01, and the successful IND filing of ALN-VSP and its advancement towards a Phase I study to begin in the first half of 2009. With the addition of one new IND in 2009, we remain on track to have three programs in clinical development this year. In addition, our scientific leadership remains unparalleled in the industry; Alnylam scientists, in collaboration with some of the best labs in the world, published 14 scientific papers in peer-reviewed journals and presented new data at key scientific meetings – together demonstrating the considerable progress we are making in the field. These accomplishments, combined with our solid financial performance, dominant intellectual property position, and major partnerships, position Alnylam to achieve its mission of building a top-tier biopharmaceutical company founded on RNAi.”

“We also had a very strong year on the business front, where we have continued to execute on our strategy of forming industry-leading business alliances which enable us to advance new programs to the clinic, as well as help fund our business,” said Barry Greene, President and Chief Operating Officer of Alnylam. “We completed four major alliances over the past year with Takeda, Kyowa Hakko, Cubist, and GSK through Regulus Therapeutics, and we continue to be in active discussions with many new potential partners. To date, as a result of all our collaborations, we have realized over $660 million in funding which has put us in a very solid financial position, while allowing us to focus on advancing our own pipeline of products to the market.”

Cash, Cash Equivalents, and Marketable Securities

At December 31, 2008, Alnylam had cash, cash equivalents, and marketable securities of $512.7 million, compared to $520.2 million at September 30, 2008 and $455.6 million at December 31, 2007. This excludes the $20.0 million upfront payment received from the company’s recent alliance with Cubist Pharmaceuticals, Inc.

Net Income (Loss)

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the fourth quarter of 2008 was ($9.4) million, or ($0.23) per share on both a basic and diluted basis (including $3.4 million, or $0.08 per share of non-cash stock-based compensation expense), as compared to net income of $1.7 million, or $0.04 per share on both a basic and diluted basis, (including $2.6 million, or $0.06 per share of non-cash stock-based compensation expense) for the same period in the previous year.

For the year ended December 31, 2008, the net loss was ($26.2) million, or ($0.64) per share (including $16.4 million, or $0.40 per share of non-cash stock-based compensation expense), as compared to a net loss of ($85.5) million, or ($2.21) per share, (including $27.5 million or $0.71 per share of license fees due to licensors incurred as a result of the company’s 2007 alliance with Roche, $14.5 million or $0.37 per share of non-cash stock-based compensation expense, and $5.2 million or $0.14 per share of income tax expense incurred as a result of the sale of the company’s German operations to Roche) for the prior year. The decrease in the net loss for 2008 as compared to 2007 is primarily a result of increased GAAP revenues in 2008 as well as unique transaction-related costs and income tax expenses incurred in 2007 as a result of the company’s alliance with Roche.

Revenues

Revenues in the fourth quarter of 2008 were $24.4 million, as compared to $18.2 million for the same period last year. Revenues for the fourth quarter of 2008 included $14.0 million of net collaboration revenues related to the company’s alliance with Roche, which began in the third quarter of 2007, as well as $5.4 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, which began in the second quarter of 2008. Revenues from the fourth quarter also included $5.0 million of expense reimbursement and amortization revenues from Novartis, the National Institutes of Health (NIH), the Department of Defense (DOD), Biogen Idec, InterfeRx™, research reagent and services licensees, and other sources. Revenues for the full year ended December 31, 2008 were $96.2 million as compared to $50.9 million for the prior year. Revenues increased significantly for the year ended December 31, 2008 as compared to the year ended December 31, 2007 primarily as a result of the GAAP revenues earned from the company’s August 2007 alliance with Roche, as well as the company’s May 2008 alliance with Takeda. Revenues for the year ended December 31, 2008 included $54.4 million of net collaboration revenues related to the company’s alliance with Roche, $12.8 million of revenues related to the company’s collaboration with Takeda, and $29.0 million of revenues related to the company’s collaborations with Novartis, the NIH, the DOD, Biogen Idec, InterfeRx, research reagent and services licensees, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $24.9 million in the fourth quarter of 2008, including $1.5 million of non-cash stock-based compensation, as compared to $15.6 million for the same period last year, which included $1.7 million of non-cash stock-based compensation. The increase in R&D expenses in the fourth quarter of 2008 as compared to the prior year period was primarily due to license fees related to various intellectual property assets as well as higher costs in support of the advancement in the company’s clinical pipeline including the program for respiratory syncytial virus (RSV) infection, and the company’s program for the treatment of liver cancer. In addition, contributing to the increase were expenses associated with the company’s delivery-related collaborations. R&D expenses were $96.9 million for the year ended December 31, 2008 which included $9.6 million of non-cash stock-based compensation as compared to $120.7 million for the prior year, which included $9.4 million of non-cash stock-based compensation. R&D expenses for the year ended December 31, 2008 decreased as compared to the year ended December 31, 2007 primarily as a result of higher license fees during the prior year consisting of $27.5 million in payments to certain entities, primarily Isis Pharmaceuticals, Inc., as a result of the company’s August 2007 alliance with Roche as well as higher payments for delivery-related activities. Partially offsetting this decrease was an increase in compensation and related charges, lab supplies and materials, and facilities-related expenses during the year ended December 31, 2008 as compared to the prior year due to additional research and development headcount to support the company’s alliances and expanding product pipeline.

General and Administrative Expenses

General and administrative (G&A) expenses were $7.3 million in the fourth quarter of 2008, which included $1.9 million of non-cash stock-based compensation, as compared to $5.5 million for the same period in 2007, which included $0.9 million of non-cash stock-based compensation. The increase in G&A expenses for the fourth quarter of 2008 was due primarily to higher non-cash stock-based compensation as well as higher professional service fees associated with increased business development and intellectual property (IP) activities. G&A expenses were $27.1 million for the year ended December 31, 2008, including $6.8 million of non-cash stock-based compensation, as compared to $23.4 million for the prior year, which included $5.1 million of non-cash stock-based compensation. The increase in G&A expenses during the year ended December 31, 2008 as compared to the prior year was due primarily to a moderate increase in general and administrative headcount over 2008 to support the company’s growth as well as higher non-cash stock-based compensation.

Regulus Therapeutics

During the third quarter of 2007, the company made a $10.0 million investment in Regulus Therapeutics, a company focused on the discovery, development, and commercialization of miRNA-based therapeutics. Alnylam is funding the first $10.0 million of the net spend of Regulus Therapeutics and has capitalized its investment in Regulus Therapeutics on its balance sheet. In its income statement, the company incurred a $3.9 million and $0.9 million equity loss in joint venture related to the company’s share of the net losses incurred by Regulus Therapeutics in the fourth quarter of 2008 and 2007, respectively. The company incurred a $9.3 million and $1.1 million equity loss in joint venture related to the company’s share of the net losses incurred by Regulus Therapeutics in the year ended December 31, 2008 and 2007, respectively.

Interest Income

Interest income was $2.7 million in the fourth quarter of 2008, as compared to $5.8 million in the fourth quarter of 2007. Interest income was $14.4 million in the year ended December 31, 2008, as compared to $15.4 million in 2007. The decrease in interest income was primarily due to a sharp decline in interest rates from the prior year, partially offset by a higher cash balance as a result of the $331.0 million of upfront gross proceeds that the company received from its alliance with Roche in 2007 and the $120.0 million of total proceeds that the company received from its alliance with Takeda in 2008.

Interest Expense

Interest expense was $0.3 million in the fourth quarter of 2008, as compared to $0.3 million in the fourth quarter of 2007. Interest expense was $0.9 million in the year ended December 31, 2008, as compared to $1.1 million in 2007. Interest expense in each year related to borrowings under our lines of credit used to finance capital equipment purchases. In the fourth quarter of 2008, the company repaid the aggregate outstanding balance under its equipment lines of credit of $3.9 million.

Income Tax Expense

Primarily as a result of the company’s sale of its German operations to Roche in August 2007 for $15.0 million and the proceeds under the Roche alliance, the company recorded income tax expenses of $0.1 million and $0.1 million in the fourth quarter of 2008 and 2007, respectively. The company recorded income tax expenses of $0.7 million and $5.2 million in the year ended December 31, 2008 and 2007, respectively.

2009 Financial Guidance

Alnylam expects that its cash, cash equivalents and marketable securities balance will be greater than $435 million at December 31, 2009. The company has also guided that it will end 2009 with a non-GAAP cash net operating loss of approximately $35 to $45 million.

“2008 was a strong year for us financially as we nearly doubled our revenues compared to 2007 and finished the year with more than half a billion dollars in cash. Our expenses remained focused on investments in scientific platform and pipeline advancement, including progressing ALN-RSV01 through Phase II clinical trials and ALN-VSP towards the clinic,” said Patricia Allen, Vice President, Finance and Treasurer of Alnylam. “In addition, we had zero write-offs related to our cash portfolio in 2008 and retired all of our debt. We are in a stronger financial position than ever to continue investing in our RNAi therapeutic programs and our scientific platform without needing to access the capital markets for the foreseeable future.”

2008 and Recent Corporate Highlights

Product Pipeline and Scientific Leadership Highlights

  Obtained Human Proof of Concept Data for RNAi Therapeutics. Alnylam achieved human proof of concept with an RNAi therapeutic, which it believes is a first for the technology and the industry. In particular, results from the company’s GEMINI trial in subjects experimentally infected with RSV showed statistically significant anti-viral efficacy for ALN-RSV01 as compared with placebo. Alnylam believes this represents a major de-risking event for the advancement of RNAi therapeutics, and supports Alnylam’s R&D efforts for RNAi therapeutics overall.
  Expanded Development of ALN-RSV01 for RSV Infection. Alnylam initiated a Phase II double-blind, randomized clinical trial to assess the safety and tolerability of aerosolized ALN-RSV01 versus placebo in adult lung transplant patients naturally infected with RSV. Accrual of patients in this study is tracking ahead of schedule and the company expects to complete enrollment no later than mid-2009 with data thereafter. The ALN-RSV program is partnered with Kyowa Hakko Kirin Co., Ltd. in Asia, and Cubist worldwide except for Asia.
  Advanced ALN-VSP for Liver Cancer Toward the Clinic. After filing its investigational new drug (IND) application in December 2008, Alnylam received clearance from the U.S. FDA to initiate clinical studies with ALN-VSP, an RNAi therapeutic for the treatment of liver cancers. The company expects to initiate the Phase I trial in the first half of 2009. The proposed study will be a multi-center, open-label, dose escalation trial to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of intravenous ALN-VSP in patients with advanced solid tumors with liver involvement. Additional details on the study design will be provided upon first patient dosing.
  On Track to Expand Clinical Development Pipeline in 2009. Alnylam initiated new development programs in 2008 including ALN-HTT, an RNAi therapeutic targeting the huntingtin gene for the treatment of Huntington’s disease, and ALN-TTR, an RNAi therapeutic targeting the transthyretin (TTR) gene for the treatment of TTR amyloidosis. These two programs, along with ALN-PCS for the treatment of hypercholesterolemia, represent potential IND candidates in 2009. By the end of 2009, Alnylam expects to have a total of three RNAi therapeutic programs in clinical development, on track to meet its ‘RNAi 2010’ goal of four or more RNAi therapeutic programs in clinical development by the end of 2010.
  Augmented Platform for Systemic Delivery of RNAi Therapeutics. Alnylam completed new agreements with Tekmira Pharmaceuticals Corp. related to the company’s business combination with Protiva BioTherapeutics Inc. These new agreements include continued exclusive access to the Semple and Wheeler patents which the company believes are broadly required for cationic liposomal delivery of RNAi therapeutics. Alnylam also has obtained the option to co-develop and co-commercialize Tekmira’s PLK1 SNALP program currently in pre-clinical development for the treatment of certain cancers (Judge et al., J. Clin. Invest. doi:10.1172/JCI37515).

  Formed Collaborations with Leading Academic Institutions to Explore New Opportunities for RNA Therapeutics. Throughout 2008, Alnylam formed collaborations with leading academic institutions, including:

  - the consolidation of key IP in the emerging biological field of RNA activation (RNAa), where double-stranded RNAs can mediate activation of gene expression with multiple potential therapeutic applications including certain genetic diseases and cancer;

  - the formation of an exclusive research agreement with Professor Marino Zerial, Ph.D., at the Max Planck Institute of Molecular Cell Biology and Genetics to characterize the molecular mechanisms underlying intracellular transport of small interfering RNAs, or siRNAs, the molecules that mediate RNAi; and,

  - the formation of an exclusive collaboration with the University of California, San Francisco (UCSF) to evaluate the potential of an RNAi therapeutic targeting a heterotrimeric G protein alpha-subunit, known as G-alpha q or GNAQ, for the treatment of metastatic uveal melanoma.
  Continued Scientific Leadership. During 2008, Alnylam scientists demonstrated continued scientific leadership with the publication of 14 papers in some of the world’s top journals, including Nature, Nature Medicine, Nature Biotechnology, and PNAS, as well as the presentation of peer-reviewed research at key scientific meetings. In the fourth quarter alone and to date in 2009, these included:

  - research on a novel class of modified RNAi therapeutics, known as 3p-siRNAs, that both silence specific target genes and enhance desired immunostimulatory effects (Poeck et al., Nature Medicine 14, 1256-1263 (01 November 2008));

  - pre-clinical research in collaboration with Mayo Clinic demonstrating robust RNAi-mediated silencing of the alpha-synuclein gene, which is believed to play a central role in the development of Parkinson’s disease, by an RNAi therapeutic in mice (Lewis et al., Molecular Neurodegeneration 2008, 3:19 doi:10.1186/1750-1326-3-19);

  - new research demonstrating a key role of microRNAs in regulating angiogenesis pathways in cancer, specifically in malignant brain tumors (Würdinger et al., Cancer Cell 14, 382-393);

  - new study demonstrating in vitro and in vivo RNAi-mediated silencing of novel host factors involved in malaria infection (Prudêncio et al., (2008) PLoS Pathog 4(11): e1000201. doi:10.1371/journal.ppat.1000201);

  - first ever data on the efficacy of a microRNA therapeutic in a disease model, where anti-miR-21 was shown to prevent fibrosis, cardiac hypertrophy, and functional echocardiographic defects in mouse models of heart failure (Thum et al., Nature 456, 980-984 (30 Nov 2008));

  - pre-clinical data demonstrating robust silencing of an endogenous oligodendrocyte gene with siRNAs when administered by direct delivery to the CNS in both rodents and non-human primates (Querbes et al., Oligonucleotides 18 December 2008; DOI: 10.1089/oli.2008.0165);

  - pre-clinical data demonstrating that topical administration of an RNAi therapeutic resulted in robust and durable protection from the transmission of the herpes simplex virus-2 (HSV-2) in mice (Wu et al., Cell Host & Microbe 5, 84-94; 2009);

  - pre-clinical data demonstrating that RNAi silencing of the claudin-3 protein using lipidoid formulations of siRNAs results in the suppression of ovarian tumor growth and metastases (Huang et al., Proc. Natl Acad. Sci. USA, 10.1073/pnas.0813348106);

  -data presented at the 4th Annual Meeting of the Oligonucleotide Therapeutics Society demonstrating continued progress in pre-clinical and clinical efforts to advance RNAi therapeutics;

  - data presented at the Cambridge Healthtech Institute’s Drug Formulation conference demonstrating the potential therapeutic benefit of an RNAi therapeutic targeting the TTR gene for the treatment of TTR amyloidosis, including familial amyloidotic polyneuropathy (FAP) and familial amyloidotic cardiomyopathy (FAC); and,

  - data presented at the “Therapeutic Modulation of RNA Using Oligonucleotides” Keystone Symposium from multiple RNAi therapeutic pre-clinical and clinical programs as well as delivery approaches.

Business Execution Highlights

  Formed Strategic Worldwide Platform Alliance with Takeda, Valued at Over $1 Billion. Alnylam formed a strategic worldwide collaboration with Takeda, providing Takeda with non-exclusive access to and enablement with Alnylam’s RNAi therapeutics platform technology and IP in two therapeutic fields, with the right to expand into additional fields in the future for $50.0 million per field. The collaboration included $100.0 million in upfront payments, $50.0 million in near-term technology transfer payments, of which Alnylam has received $20.0 million to date, and development and commercialization milestones of $171.0 million per product. Importantly, Alnylam also retains the rights to opt-in as late as the beginning of Phase III to co-develop and co-commercialize four Takeda RNAi therapeutic programs in the U.S. market on a 50-50 basis.
  Established Global Partnerships for Further Advancement of ALN-RSV Program. Alnylam formed strategic collaborations with Kyowa Hakko and Cubist for the development and commercialization of the company’s ALN-RSV program, which includes ALN-RSV01, currently in Phase II clinical development for the treatment of RSV infection in adult lung transplant patients, as well as several other potent and specific second-generation RNAi-based RSV inhibitors in pre-clinical studies. Alnylam’s partnership with Kyowa Hakko is focused on advancement of the product in Asia while the partnership with Cubist is focused on North America and the rest of the world. Combined, the two partnerships included $35.0 million in upfront payments, greater than $160.0 million in potential development and sales milestone payments, 50-50 co-development/expense and profit sharing in North America, and double-digit royalties on net sales in the rest of the world.
  Extended Novartis Collaboration for Additional Year. In 2008, Novartis elected to extend its RNAi therapeutics collaboration for at least one additional year, through October 2009, resulting in continued research and development funding to Alnylam.
  Formed Major Alliance with GlaxoSmithKline (GSK), Valued at Over $600 Million, Through Regulus Therapeutics. GSK and Regulus Therapeutics formed a strategic alliance to discover, develop, and market novel microRNA therapeutics to treat inflammatory diseases. GSK obtained an option to license product candidates directed at up to four distinct microRNA targets within the inflammatory field. Regulus received an aggregate of $20.0 million in upfront cash payments, and may also be eligible to receive up to $144.5 million in development, regulatory, and sales milestone payments for each of the four microRNA products discovered and developed as part of the alliance, valuing the transaction at over $600 million. Regulus is also eligible to receive tiered royalties up to double digits on worldwide sales of products resulting from the alliance.
  Awarded Federal and Grant Funding. Alnylam and collaborators received a grant from the Michael J. Fox Foundation totaling $3.8 million for the development of RNAi therapeutics for the treatment of Parkinson’s disease. In addition, the National Institute of Allergy and Infectious Diseases (NIAID) committed to $7.5 million of continued funding related to the 2006 contract for the development of an RNAi therapeutic against hemorrhagic fever virus, including Ebola virus. As part of focusing these efforts with the NIAID, Alnylam concluded work under its grant from the DOD and will require no further funding under that grant.

  Continued Leveraging of Intellectual Property. As part of the company’s new collaboration with Tekmira, Alnylam granted InterfeRx licenses to discover, develop, and commercialize RNAi therapeutics towards seven gene targets. In addition, Alnylam granted Calando Pharmaceuticals a second non-exclusive InterfeRx license to discover, develop, and commercialize RNAi therapeutics towards an undisclosed cancer target. The company also granted a license for the research reagent and services market under the Kreutzer-Limmer patent family to Shanghai GenePharma Co., Ltd.

Intellectual Property (IP) Leadership Highlights

  Tuschl II Patent Granted in World’s Top Three Pharmaceutical Markets. Key fundamental patents from Alnylam’s exclusively held Tuschl II patent series were granted by the European Patent Office (EPO) and the Japanese Patent Office, extending the geographic scope of the patent and adding to the patent’s previous two issuances in the U.S. The European patent (EP 1407044 or “’044 patent”) broadly covers compositions, methods, and uses of siRNAs. The Japanese patent (JP 4 095 895) includes 39 claims broadly covering compositions, methods, uses, and systems for siRNAs. Also in 2008, Tuschl II was allowed by the Russian Patent Office (2322500), the Mexican Patent Office (257426), and the Korean Patent office (Application No. 2002-556739). The Tuschl II patent, exclusively licensed to Alnylam for therapeutic applications, broadly covers key features of siRNAs and their use in mammalian cells and now represents one of the most widely granted fundamental RNAi patents worldwide.
  Acquired Nucleonics Patent Estate. Alnylam further strengthened its IP estate through the acquisition of Nucleonics’ patent assets, which comprises over 100 active patent filings, including 15 that have been granted worldwide and five that have been granted in the U.S. and Europe. It also includes certain early patents and patent applications, notably the “Li & Kirby,” “Pachuk I,” and “Giordano” patent families, which cover broad structural features of RNAi therapeutics and extend the breadth of Alnylam’s fundamental IP.
  Obtained New Patents in Crooke Patent Series. Alnylam’s partner Isis obtained additional issued claims for the Crooke patent, which is licensed exclusively to Alnylam in the field of RNAi therapeutics. The U.S. Patent Office allowed two U.S. patent applications that broadly cover RNA-containing therapeutics (US 7,432,249 and US 7,432,250). These patents include broad claims covering RNA-based product compositions and methods of treatments.
  Provided Update on Kreutzer-Limmer Patent Family. Alnylam provided several updates from its Kreutzer-Limmer patent series, including:

  - the ’719 patent (EU 1550719) was granted in Europe in January 2009;

  - the ’945 patent (EP 1214945) was overturned by the EPO in oral proceedings before the European Opposition Board; Alnylam intends to appeal this initial ruling;

  - the ’623 patent (EP 1144623) was overturned by the EPO in oral proceedings before the Board of Appeals;

  - the ’235 patent (DE 10066235) was granted in Germany in January 2008; and,

  - Alnylam announced today that the ’116 (JP 4 210 116) and ’678 (JP 4 209 678) Kreutzer-Limmer II patents were both granted in Japan; these patents cover methods for inhibiting the expression of certain target genes.

  Announced New Grants in the Woppmann et al. Portfolio. The Woppmann et al. ’727 Patent (UK 2417727) granted in the U.K. in January 2008; this patent series is owned exclusively by Alnylam, and covers siRNA molecules of any length that contain “overhang” and “blunt end” design features, including siRNAs containing chemical modifications and certain novel motifs. In addition, Alnylam today announced that a patent from this portfolio was accepted in Australia (patent application number 2004263830), with similar claims.
  Received Grant of New Patent Broadly Covering RNAi Therapeutics. In February 2009, Alnylam received the first patent grant for the Kay & McCaffrey patent (AU 2002326410). The Kay & McCaffrey patent is licensed exclusively to Alnylam through an agreement with Stanford University and includes a method of reducing expression of a coding sequence in a target mammalian cell with a double-stranded RNA of between 15 and 25 nucleotides in length. In addition, the patent includes claims covering siRNA and short hairpin RNA compositions.
  Provided Update on Glover Patent (EP 1230375). The Glover patent, which is exclusively licensed to Alnylam from Cancer Research Technology Limited (CRT), was overturned by the EPO through the course of oral opposition proceedings. Alnylam intends to appeal this initial ruling.

Organizational Highlights

  Expanded Management Team with Key Additions and Promotions. In 2008, Alnylam appointed Jack Schmidt, M.D. as Chief Scientific Officer of Alnylam. In addition, the company promoted the following individuals:

  - Victor Kotelianski, M.D., Ph.D. to Senior Vice President and Distinguished Fellow;

  - Akshay Vaishnaw, M.D., Ph.D. to Senior Vice President, Clinical Research;

  - Antonin de Fougerolles, Ph.D. to Vice President, Research, Immunology, Metabolic, and Viral Disease;

  - Susanna High to Vice President, Business Planning and Program Management; and,

  - Dinah Sah, Ph.D. to Vice President, Research, CNS, and Oncology.
  Strengthened the Board of Directors and Scientific Advisory Board. Alnylam elected Edward Scolnick, M.D., to its Board of Directors and Scientific Advisory Board.
  Developed Regulus Therapeutics Board of Directors and Management Team. Regulus Therapeutics elected Stelios Papadopoulos, Ph.D. to its Board of Directors. In addition, Regulus appointed Peter Linsley, Ph.D. as Chief Scientific Officer, and Garry Menzel, Ph.D. as Executive Vice President, Corporate Development and Finance.
  Selected for Key Industry Awards. Alnylam was selected as a recipient of the 2009 Technology Pioneer award by the World Economic Forum. In addition, Alnylam’s alliance with Roche was selected as Best Partnership Alliance by Scrip World Pharmaceutical News, which recognizes excellence and achievement in the global pharmaceutical and biotechnology industries. Alnylam was also named one of the 100 Top Places to Work in Massachusetts in a 2008 employee-based survey from The Boston Globe. Finally, Alnylam’s alliance with Takeda received recognition by Windhover’s In Vivo as “Deal of the Year” for 2008.

Conference Call Information

Management will provide an update on the company, discuss fourth quarter and full year results, and discuss expectations for the future via conference call on Tuesday, February 24, 2009, at 4:30 p.m. ET. To access the call, please dial 866-203-3436 (domestic) or 617-213-8849 (international) five minutes prior to the start time and provide the passcode 88634246. A replay of the call will be available from 6:30 p.m. ET on February 24, 2009 until March 3, 2009. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 70837147.

A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event and will be archived for 14 days.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection and is partnered with Cubist and Kyowa Hakko. In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including liver cancers, hypercholesterolemia, Huntington’s disease, and TTR amyloidosis. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko, and Cubist. To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam established “RNAi 2010” in January 2008 which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010. Alnylam and Isis are joint owners of Regulus Therapeutics Inc., a company focused on the discovery, development, and commercialization of microRNA therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, the medical need for novel RNAi therapeutics, Alnylam’s views with respect to the existence of a potential market for RNAi therapeutics, including ALN-RSV01, ALN-VSP, ALN-PCS, ALN-HTT, and ALN-TTR, and its expectations with respect to the timing and success of its research, clinical and pre-clinical trials and regulatory filings, including its plans to start a Phase I clinical trial in respect to ALN-VSP in 2009, its expectations regarding the development of efficient delivery of RNAi therapeutics, the formation of new alliances, the ability to invest significantly in its pipeline and delivery technology, its cash position at the end of 2009, its non-GAAP cash net operating loss during 2009, and its ability to continue to generate revenue through existing and new alliances constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for the development, manufacture, marketing, sale and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on current and future collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

ALNYLAM PHARMACEUTICALS, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net revenues from research collaborators	$24,404	$18,232	$96,163	$50,897

Operating expenses:
Research and development (1)	24,943	15,627	96,883	120,686
General and administrative (1)	7,274	5,497	27,115	23,388
Total operating expenses	32,217	21,124	123,998	144,074
Loss from operations	(7,813)	(2,892)	(27,835)	(93,177)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics LLC)	(3,875)	(936)	(9,290)	(1,075)
Interest income	2,679	5,814	14,414	15,393
Interest expense	(256)	(250)	(872)	(1,083)
Other expense	(71)	(14)	(1,947)	(279)
Total other income (expense)	(1,523)	4,614	2,305	12,956
Income (loss) before income taxes	(9,336)	1,722	(25,530)	(80,221)
Provision for income taxes	(56)	(60)	(719)	(5,245)
Net income (loss)	$(9,392)	$1,662	$(26,249)	$(85,466)

Net income (loss) per common share - basic	$(0.23)	$0.04	$(0.64)	$(2.21)
Net income (loss) per common share - diluted	$(0.23)	$0.04	$(0.64)	$(2.21)

Weighted average common shares - basic	41,375	40,710	41,077	38,657
Weighted average common shares - diluted	41,375	42,763	41,077	38,657

(1) Non-cash stock-based compensation expense included in these amounts are as follows:
Research and development	$1,496	$1,676	$9,575	$9,363
General and administrative	1,869	928	6,807	5,109

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,	December 31,
	2008	2007
Cash, cash equivalents and total marketable securities	$512,709	$455,602
Collaboration receivables	4,188	5,031
Prepaid expenses and other current assets	4,674	2,926
Total restricted cash	6,151	6,152
Property and equipment, net	19,194	13,810
Intangible and other assets	795	1,141
Deferred tax assets	5,382	—
Investment in joint venture (Regulus Therapeutics LLC)	1,583	9,129
Total assets	$554,676	$493,791
Income taxes payable	$6,111	$3,497
Other current liabilities	11,916	19,345
Total deferred revenue	329,985	263,316
Notes payable, net of current portion	—	2,963
Total deferred rent	4,293	5,200
Other long-term liabilities	246	302
Total stockholders' equity (41.4 million and 40.8 million common shares outstanding at December 31, 2008 and December 31, 2007, respectively)	202,125	199,168
Total liabilities and stockholders' equity	$554,676	$493,791

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2007.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Director, Investor Relations and Corporate Communications
or
Patricia Allen, 617-551-8362
Vice President, Finance and Treasurer